Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sunnyside Bancorp, Inc. and Subsidiary

56 Main Street

Irvington, New York

I consent to the incorporation by reference in the registration statement (No. 333-217460) on Form S-8, of Sunnyside Bancorp, Inc., of our reports dated March 27, 2018, with respect to the consolidated statements of financial condition of Sunnyside Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of the Company.

Alfred Fontanella

Fontanella Associates LLC

March 27, 2018

142 TOTOWA ROAD, SUITE 105 . TOTOWA BORO, NJ 07512 . 973.595.5300 phone . 973.595.5890 fax